Exhibit 4.2

SIRIUSPOINT LTD.

AND

THE BANK OF NEW YORK MELLON, as TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 5, 2024 to

SENIOR INDENTURE

Dated as of April 5, 2024

7.000% Senior Notes due 2029

i

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of April 5, 2024 (this “Supplemental Indenture”), between SiriusPoint Ltd, a Bermuda exempted company limited by shares (the “Issuer”), and The Bank of New York Mellon, not in its individual capacity but solely in its capacity as trustee hereunder (together with its successors and assigns in such capacity, the “Trustee”), under the Senior Indenture (as defined below).

RECITALS

WHEREAS, the Issuer executed and delivered the indenture, dated as of April 5, 2024 (the “Senior Indenture”), between the Issuer and the Trustee to provide for the issuance from time to time of its debt securities (the “Securities”), to be issued in one or more series;

WHEREAS, pursuant to the terms of the Senior Indenture, the Issuer desires to provide for the establishment of a new series of Securities under the Senior Indenture to be known as its “7.000% Senior Notes due 2029” (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be set forth as provided in the Senior Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors of the Issuer, pursuant to the resolutions duly adopted on March 20, 2024, has duly authorized the issuance of the Notes, and has authorized the proper officers of the Issuer to execute any and all documents necessary or appropriate to effect such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Sections 2.01, 2.02 and 9.01(7) of the Senior Indenture;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture;

AND WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid agreement according to its terms, and to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee, the valid obligations of the Issuer, have been done and performed, and the execution of this Supplemental Indenture and the issue hereunder of the Notes has been duly authorized in all respects.

NOW THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Senior Indenture, the forms and terms of the Notes, the Issuer covenants and agrees with the Trustee, as follows:

ARTICLE I

Definitions

SECTION 1.01. Conventions. Unless the context otherwise requires:

(a) each term defined in the Senior Indenture has the same meaning when used in this Supplemental Indenture;

(b) words in the singular include the plural, and in the plural include the singular;

(c) references herein to Section numbers are references to Sections of this Supplemental Indenture; and

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

SECTION 1.02. Certain Terms Defined.

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Issuer or the Insurance Group, and which shall initially mean the Group Supervision Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Issuer or the Insurance Group.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Issuer or the Insurance Group, as the context requires, a regulator that administers the Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by the applicable redemption date, its prior consent to the redemption of such Notes.

“BMA Redemption Requirements”, notwithstanding anything to the contrary herein, means the Notes may not be redeemed at any time or repaid if the Enhanced Capital Requirement is or would be breached immediately before or after giving effect to such redemption or repayment of the Notes, unless the Issuer or a subsidiary of the issuer replaces the capital represented by the Notes to be redeemed or repaid with capital having equal or better capital treatment as the Notes under the Group Rules; provided that any redemption of the Notes prior to April 5, 2027 will be subject to BMA Approval.

“Commercially Reasonable Efforts” means commercially reasonable efforts consistent with the efforts of a comparable third party in the Issuer’s industry operating under similar circumstances in carrying out of obligations to complete the offer and sale of Qualifying Securities, subject to the existence of a Market Disruption Event, in an amount necessary to satisfy the Replacement Capital Obligation, to third parties that are not subsidiaries of the Issuer in either public offerings or private placements.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act from time to time, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Issuer or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Final Maturity Date” means (i) April 5, 2029 (the Scheduled Maturity Date), if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (ii) otherwise, following the Scheduled Maturity Date, the earlier of (A) the date falling ten (10) Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (B) the date on which a Winding-Up of the Issuer occurs.

“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Indebtedness” means with respect to any person, (i) the principal of and any premium and interest on (a) indebtedness of such person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all capitalized lease obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described above) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to above in this definition of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise, the amount thereof being deemed to be the lesser of the stated recourse, if limited, and the amount of the obligations or dividends of the other person; (vi) all obligations of the type referred to in this definition of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of value of such property or assets or the amount of the obligation so secured; and (vii) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as indebtedness in this definition.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

“Insurance Group” means all subsidiaries of the Issuer that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations. For the avoidance of doubt, Insurance Group refers to all such regulated insurance or reinsurance subsidiaries or other entities, on a collective basis, of which the BMA is the group supervisor.

“Lien” means any mortgage, pledge, lien, charge, security interest or other encumbrance of any nature whatsoever.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(1)	trading in securities generally (or in the Issuer’s common shares, preference shares or other securities specifically) on the New York Stock Exchange, any other U.S. national or international securities exchange or over-the-counter market on which the Issuer’s common shares and/or preference shares and/or other securities are then listed or traded shall have been suspended or settlement on any such exchange generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities;

(2)	the Issuer would be required to obtain the consent or approval of the Issuer’s common or preference shareholders (to the extent required) or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Securities in order to satisfy the Replacement Capital Obligation, and that consent or approval has not yet been obtained notwithstanding the Issuer’s Commercially Reasonable Efforts to obtain that consent or approval;

(3)	a banking moratorium shall have been declared by the federal or state authorities of Bermuda, the United Kingdom, the United States and/or any member state of the European Economic Area (“EEA”) and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

(4)	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in Bermuda, the United Kingdom, the United States and/or any member state of the EEA and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

(5)	Bermuda, the United Kingdom, the United States, and/or any member state of the EEA shall have become engaged in hostilities, there shall have been an escalation in hostilities involving Bermuda, the United Kingdom, the United States, and/or any member state of the EEA, there shall have been a declaration of a national emergency or war by Bermuda, the United Kingdom, the United States, and/or any member state of the EEA or there shall have occurred any other national or international calamity or crisis (including any pandemic or epidemic) and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

(6)	there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, currency exchange rates or exchange controls, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

(7)	an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Securities would, in the Issuer’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in the Issuer’s reasonable judgment, is not otherwise required by law and would have an adverse effect on the Issuer’s business in any material respect, (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede, delay or otherwise negatively affect the Issuer’s ability to consummate that transaction or (c) the event relates to a previously undisclosed material (re)insurance loss and the disclosure of that event at such time, in the Issuer’s reasonable judgment, is impeded by the current nature of such event and the extent of losses remain under consideration by the Issuer’s management pending further information from brokers, cedants or insureds; provided that no single suspension period described in this clause (7) shall exceed 90 consecutive days and multiple suspension periods described in this clause (7) shall not exceed an aggregate of 90 days in any 180-day period; or

(8)	the Issuer reasonably believes that the offering document for the offer and the sale of Qualifying Securities would not be in compliance with a rule or regulation of the Commission or any other securities regulatory authority or exchange to which the Issuer is subject (for reasons other than those described in the immediately preceding clause (7)) and the Issuer is unable to comply with such rule or regulation or such compliance is unduly burdensome; provided that no single suspension period described in this clause (8) shall exceed 90 consecutive days and multiple suspension periods described in this clause (8) shall not exceed an aggregate of 90 days in any 180-day period.

“Par Call Date” means March 5, 2029 (the date that is one month prior to the Scheduled Maturity Date).

“Qualifying Securities” means any securities (other than the Issuer’s common shares, rights to purchase the Issuer’s common shares and securities convertible into or exchangeable for the Issuer’s common shares, such as preference shares that are convertible into the Issuer’s common shares) having equal or better capital treatment as the capital represented by the Notes under the Group Rules.

“Scheduled Maturity Date” means April 5, 2029.

“Significant Subsidiary” means any present or future consolidated majority-owned subsidiary that meets condition (2) set forth under Rule 405 under the Securities Act of 1933, as amended (substituting 5 percent for 10 percent in the test used therein), provided that the test shall be conducted as of the end of the most recent fiscal quarter for which financial statements of the Issuer are available.

“Solvency Test Date” means October 5, 2028 (the date that is six months prior to the Scheduled Maturity Date).

“Tax Event” means, with respect to the Notes, if at any time the Issuer receives an opinion of counsel that as a result of (i) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any other Taxing Jurisdiction (including any political subdivision thereof or taxation authority therein affecting taxation) or (ii) any change in the application or official interpretation of such laws, regulations or rulings (including, for the avoidance of doubt, any action taken by any Taxing Jurisdiction, which action is applied generally or is taken with respect to the Issuer, or a decision rendered by a court of competent jurisdiction in a Taxing Jurisdiction whether or not such decision was rendered with respect to the Issuer), the Issuer will be required as of the next Interest Payment Date to pay Additional Amounts with respect to the Notes as provided in Section 3.09 of this Supplemental Indenture and such requirement cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available.

“Tier 3 Capital” means “Tier 3 Ancillary Capital” as set out in the Group Supervision Rules (or, if the Group Supervision Rules are amended so as to no longer refer to Tier 3 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Winding-Up” will occur, with respect to any person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such person of a successor in business of such person, the terms of which reorganization, merger, amalgamation or substitution (A) have previously been approved in writing by the Holders of a majority in aggregate principal amount of the outstanding Notes and (B) do not provide that the Notes or any amount in respect thereof shall thereby become payable); or (ii) an administrator of such person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.

ARTICLE II

General Terms and Conditions of the Notes

SECTION 2.01. Designation and Principal Amount. There is hereby authorized and established a series of Securities under the Senior Indenture, designated as the “7.000% Senior Notes due 2029,” which is not limited in aggregate principal amount. The aggregate principal amount of the Notes to be issued as of the date hereof shall be $400,000,000.

SECTION 2.02. Further Issues. So long as no Event of Default shall have occurred and be continuing with respect to the Notes at the time of such issuance, the Issuer may from time to time, without the consent of the Holders of the Notes, issue additional Notes. Any such additional Notes will have the same interest rate, maturity date and other terms as the Notes, but may have a different issue date, issue price, initial interest accrual date and initial Interest Payment Date. Any such additional Notes, together with any other Notes previously issued pursuant to this Supplemental Indenture, will constitute a single series of Securities under the Senior Indenture; provided that if any such additional Notes would not be (a) issued pursuant to a “qualified reopening” of the Notes offered hereby, (b) otherwise treated as part of the same “issue” of debt instruments as the Notes offered hereby or (c) issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes, the Issuer shall cause such additional Notes to be issued with a separate CUSIP number, ISIN and other identifying number (as applicable).

SECTION 2.03. Interest. The Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from April 5, 2024 at the rate of 7.000% per annum, payable semi-annually in arrears; the dates on which such interest shall be payable are October 5 and April 5 (each an “Interest Payment Date”), commencing on October 5, 2024; interest payable on each Interest Payment Date will include interest accrued from April 5, 2024, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; and the record date for the determination of Holders to whom interest is payable on any Interest Payment Date is the close of business on the October 1 or April 1, as the case may be, immediately preceding the relevant Interest Payment Date, whether or not that day is a Business Day.

SECTION 2.04. Offices for Payments, Etc. Payment of the principal of (and premium, if any) and interest on the Notes will be made at the Corporate Trust Office of the Trustee, or an office or agency maintained by the Issuer for such purpose, in the Borough of Manhattan, The City of New York, in Dollars. In any case where the date of maturity of interest or principal of the Notes or the date of redemption of the Notes shall not be a Business Day, then payment of interest or principal, and premium, if any, may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of maturity or redemption, and no interest shall accrue for the period after such nominal date. The Notes may be presented for registration of transfer and for exchange, and notices to or upon the Issuer in respect of such Notes may be served, at the Corporate Trust Office of the Trustee, or an office or agency maintained by the Issuer for such purpose, in the Borough of Manhattan, The City of New York.

SECTION 2.05. Redemption.

(a) Prior to March 5, 2029 (one month prior to their maturity date) (the Par Call Date), the Issuer may redeem the Notes at its option, subject to the BMA Redemption Requirements, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points less (b) interest accrued to the date of redemption, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Subject to the BMA Redemption Requirements, on or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

(b) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed, in accordance with the provisions of Section 3.02 and Section 3.03 of the Senior Indenture. Each such notice shall specify the date fixed for redemption, the places of redemption and the redemption price at which such Notes are to be redeemed (or the manner of calculating such redemption price if not then determinable), and shall state that payment of the redemption price of such Notes or portion thereof to be redeemed will be made on surrender of such Notes at such places of redemption.

(c) Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

(d) If fewer than all of the Notes are to be redeemed at any time, the particular Notes to be redeemed shall be selected pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, and in accordance with the applicable rules and procedures of the Depositary.

(e) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued (or transferred through a book-entry system) in the name of the Holder thereof upon surrender for cancellation of the original Note. No Notes of $2,000 or less will be redeemed in part.

(g) The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.06. Mandatory Redemption. The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 2.07. Denominations. The Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

SECTION 2.08. Global Securities. The Notes will be issued as Registered Securities in the form of one or more permanent global Securities.

SECTION 2.09. Additional Amounts. The Issuer will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Notes without withholding or deduction for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which the Issuer is otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority thereof or therein or any jurisdiction from or through which payment on the Notes is made (each, a “Taxing Jurisdiction”), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof) (“Law”). If a withholding or deduction is required by Law in a Taxing Jurisdiction, the Issuer will, subject to certain limitations and exceptions described below, pay to the holder and beneficial owner of the Note such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder and beneficial owner, after the withholding or deduction (including any such withholding or deduction from such additional amounts), will not be less than the amount provided for in such Note or in the Senior Indenture to be then due and payable.

The Issuer will not be required to pay any additional amounts for or on account of:

(1)       any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant Taxing Jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, or enforcing rights under, such Note, (b) presented, where presentation is required, such Note for payment in the relevant Taxing Jurisdiction if such payment could have been made without such tax, fee, duty, assessment or government charge by presenting such Note for payment elsewhere, or (c) presented, where presentation is required, such debt security for payment more than 30 days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such Note for payment on any day within that 30-day period;

(2)       any tax, fee, duty, assessment or governmental charge of whatever nature payable other than by withholding from payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Notes;

(3)       any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(4)       any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such Note to comply with any reasonable written request by the Issuer addressed to the holder or beneficial owner within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which in each case is required or imposed by Law of the relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(5)       any withholding or deduction imposed on or in respect of any Notes pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof or intergovernmental agreements in connection therewith, and any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(6)       any combination of items (1), (2), (3), (4) and (5).

In addition, the Issuer will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such Note if such payment would be required by the Laws of the relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Notes.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Supplemental Indenture in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to provide to the Trustee sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax-related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability.

The Issuer will pay any present or future stamp, court or documentary taxes or other similar taxes, charges or levies that arise in any taxing jurisdiction (as defined above) from the execution, delivery, enforcement or registration of the Notes, the Senior Indenture, or any other document or instrument required in relation thereof, and the Issuer will agree to indemnify the holders and beneficial owners for any such taxes paid by such holders and beneficial owners. The obligations described under this heading will survive any termination, defeasance or discharge of the Senior Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

SECTION 2.10. Redemption for Tax Purposes. Solely for purposes of the Notes, the Issuer may, at its option, subject to the BMA Redemption Requirements, redeem the Notes, at any time, in whole but not in part, following the occurrence of a Tax Event at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to, but excluding, the redemption date. If the Issuer elects to redeem the Notes under this provision, the Issuer will give written notice of such election at least 10 days but no more than 60 days before the redemption date to the Trustee and the Holders of the Notes. Interest on the Notes will cease to accrue as of the redemption date unless the Issuer defaults in the payment of the redemption price.

SECTION 2.11. Limitation on Liens on Stock of Significant Subsidiaries. The Issuer shall not, nor shall it permit any subsidiary to, create, incur, assume or guarantee or otherwise permit to exist any Indebtedness secured by any Lien, on any shares of Capital Stock of any Significant Subsidiary.

Solely with respect to the Notes, the terms Lien and Indebtedness as defined in Section 1.02 of this Supplemental Indenture shall supersede and replace the definitions of such terms in Section 1.01 of the Senior Indenture in their entirety.

SECTION 2.12. Supplemental Indentures.

(a) Section 9.01(2) of the Senior Indenture shall not apply to the Notes.

(b) Solely for purposes of the Notes, Section 9.01(1) of the Senior Indenture is replaced in its entirety with the following: “(1) to cure any ambiguity, mistake, omission, defect or inconsistency herein, or in the prospectus or the prospectus supplement with respect to the Notes or in the Notes;”.

(c) Notwithstanding anything to the contrary in Section 8.01 of the Senior Indenture, no supplemental indenture may, without the consent of each Holder of an affected Note and the BMA, change the stated maturity of, the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any of the Notes.

SECTION 2.13. Ranking. The Notes will represent the Issuer’s unsecured senior obligations and will rank equally with all of the Issuer’s other existing and future unsecured and senior indebtedness. The Notes will rank senior in right of payment with all of the Issuer’s existing and future subordinated indebtedness. The Notes will be contractually or structurally subordinated in right of payment to any existing and future obligations of the Issuer’s subsidiaries, including amounts owed to holders of reinsurance and insurance policies issued by the Issuer’s reinsurance and insurance company subsidiaries.

SECTION 2.14. Appointment of Agents. The Trustee will initially be the paying agent, registrar and custodian for the Notes.

SECTION 2.15. Satisfaction and Discharge; Defeasance. The provisions of Article XI and Article XIII of the Senior Indenture will apply to the Notes.

SECTION 2.16. Depositary. The Depository Trust Company, a New York corporation, will initially act as Depositary with respect to the Notes.

SECTION 2.17. Conditions to Redemption and Repayment.

(a) In the event that the Notes are not redeemed or repaid as a result of a failure to satisfy the BMA Redemption Requirements, interest on the Notes will continue to accrue and be paid on each Interest Payment Date until the first date on which final payment on the Notes may be made as described in Section 4.1, at which time the Notes will become due and payable, and will be finally repaid at the principal amount of the Notes, together with any accrued and unpaid interest in the manner and subject to the BMA Redemption Requirements.

(b) Notwithstanding any provision of the Notes, this Supplemental Indenture or the Senior Indenture, in the event of non-payment on a scheduled redemption date or the Scheduled Maturity Date resulting from a failure to satisfy the BMA Redemption Requirements, the Notes to be redeemed or repaid will not become due and payable on such date, and such non-payment will constitute neither an Event of Default nor a default of any kind with respect to the Notes, and will not give Holders of the Notes or the trustee any right to accelerate repayment of the Notes or any other remedies pursuant to Article VI of the Senior Indenture or otherwise.

(c) An Officer’s Certificate relating to the Notes in connection with repayment or any redemption under this Article II certifying that (i) the BMA Redemption Requirements have not been met or would not be met if the Notes were repaid or the applicable redemption payment were made, (ii) the BMA Redemption Requirements have been met and would continue to be met if the Notes were to be repaid or the applicable redemption payment were made or (iii) no such BMA Redemption Requirements apply shall, in the absence of manifest error, be treated and accepted by the Trustee, the Holders and all other interested parties as correct and sufficient evidence thereof and shall be final and binding on such parties. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate without liability to any Person and shall have no duty to ascertain the existence of any such manifest error.

SECTION 2.18. Electronic Authentication. The Notes may be authenticated by the Trustee by the manual, facsimile or electronic signature of one of its authorized signatories.

ARTICLE III

Form of Notes

SECTION 3.01. Form of Notes. The Notes and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.

ARTICLE IV

Repayment and Redemption

SECTION 4.01. Repayment at Final Maturity Date.

(a) Unless the Notes are redeemed prior to maturity, the Notes will mature, and the principal amount of the Notes will become payable on the Final Maturity Date, at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Notes to, but excluding, the Final Maturity Date.

For the avoidance of doubt and unless otherwise stated, interest shall continue to accrue and be payable for so long as the principal amount of the Notes remains outstanding. In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, failure to repay the Notes on the Scheduled Maturity Date will constitute neither an Event of Default nor a default of any kind and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies.

(b) If

(1) as of the Solvency Test Date or any date thereafter and including on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, the Issuer (i) does not have sufficient capital to satisfy the Enhanced Capital Requirement (the “First ECR Condition”) or (ii) would not have sufficient capital to satisfy the Enhanced Capital Requirement after giving effect to the repayment of the Notes (the “Second ECR Condition” and, together with the First ECR Condition, each an “ECR Condition”), the Issuer will be required to promptly begin using Commercially Reasonable Efforts, subject to the existence of a Market Disruption Event, to raise proceeds from the issuance of Qualifying Securities in an amount at least equal to the principal amount of the Notes due to be repaid (the “Replacement Capital Obligation”);

(2) on or after the Solvency Test Date and prior to the Scheduled Maturity Date, the Issuer is unable to satisfy any ECR Condition, the Issuer shall, within ten Business Days of the principal executive officer or the principal financial officer of the Issuer becoming aware of the Issuer’s inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (and direct the Trustee to transmit such notice to the Holders of the Notes); provided, however, that the Issuer shall provide any such notice no later than the Business Day immediately preceding the Scheduled Maturity Date; and

(3) the Scheduled Maturity Date and Final Maturity Date are not the same, after a Final Maturity Date has been established, then

(i)	the Issuer shall promptly notify the Trustee in writing of such Final Maturity Date (and direct the Trustee to transmit such notice to the Holders of the Notes); and

(ii)	if the Issuer will then be unable to satisfy any ECR Condition as of such Final Maturity Date, the Issuer shall, promptly after the principal executive officer or the principal financial officer of the Issuer becomes aware of the Issuer’s inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (and direct the Trustee to transmit such notice to the Holders of the Notes); provided, however, that the Issuer shall provide any such notice no later than the Business Day immediately preceding such Final Maturity Date.

If a successful issuance of Qualifying Securities satisfying the Replacement Capital Obligation occurs after the Solvency Test Date, but prior to the Scheduled Maturity Date or the Final Maturity Date, as may be applicable (an “RCO Satisfying Issuance”), then (a) such RCO Satisfying Issuance will constitute an issuance of replacement capital in satisfaction of the BMA Redemption Requirements for redemptions or repayments occurring prior to or on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, and (b) the Issuer shall promptly notify the Trustee of such RCO Satisfying Issuance in writing (and direct the Trustee to transmit such notice to the Holders of the Notes). Subject to the prior sentence, the Replacement Capital Obligation will continue to apply until the earliest of (a) an RCO Satisfying Issuance, (b) the BMA Redemption Requirements being satisfied by means other than an RCO Satisfying Issuance; provided that, if the BMA Redemption Requirements cease to be satisfied prior to the Final Maturity Date, the Replacement Capital Obligation will be reinstated or (c) the occurrence of an Event of Default. Accordingly, the Replacement Capital Obligation will cease to apply if the Issuer is able to restore its compliance with the Enhanced Capital Requirement, after giving effect to repayment of the Notes, by a means other than the issuance of Qualifying Securities or with an issuance of Qualifying Securities that is less than the principal amount of the Notes, subject to the reinstatement of the Replacement Capital Obligation as described in the preceding sentence.

The Issuer’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds from the issuance of Qualifying Securities to satisfy the Replacement Capital Obligation, subject to the existence of a Market Disruption Event, shall constitute a breach of a covenant hereunder (a “Replacement Capital Obligation Default”), but it shall not in any case constitute a default or an Event of Default hereunder or give rise to a right of acceleration of payment of the Notes or any other remedy under the terms of the Senior Indenture or the Notes. The sole remedy for a breach of such covenant is for the Trustee (at the direction of the required Holders) or the Holders of at least 25% in aggregate principal amount of the Notes, subject to Section 6.04 of the Senior Indenture, to bring suit for specific performance of the Issuer’s obligations with respect to such covenant to use such Commercially Reasonable Efforts with respect to the Replacement Capital Obligation.

For the avoidance of doubt, the Replacement Capital Obligation will not apply at any time while the Enhanced Capital Requirement is satisfied, and if the Issuer would continue to satisfy the Enhanced Capital Requirement after giving effect to a redemption or repayment of the Notes on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable.

(c) If the Issuer is subject to a Replacement Capital Obligation, the Issuer may provide written certification to the Trustee (and direct the Trustee to transmit such notice to the Holders of the Notes) within ten Business Days of the later of (a) the occurrence of a Market Disruption Event or (b) the beginning of the period of the Replacement Capital Obligation (if such Market Disruption Event occurred prior to the Replacement Capital Obligation period beginning and is continuing) certifying that a Market Disruption Event has occurred and is continuing. If such notice is provided, the Issuer will be excused from the Issuer’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation for an initial suspension period of 90 consecutive days following such certification. The Issuer may extend a suspension period by providing written certification to the Trustee (and direct the Trustee to transmit such notice to the Holders of the Notes) on or prior to the expiration of such suspension period, certifying that the applicable Market Disruption Event is continuing, in which case, the Issuer’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation will be excused for an additional 60 consecutive days following such further certification. Following the expiration of the applicable suspension period, the Issuer’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation shall be reinstated. The Issuer’s ability to initiate or extend a suspension period in connection with a Market Disruption Event will also be subject to the limits on suspension periods provided for in the definition of Market Disruption Event (if applicable). Notwithstanding the foregoing time limitations as to suspension in connection with a particular Market Disruption Event, the suspension of the Issuer’s obligations pursuant to the foregoing shall not prohibit the further suspension of obligations in connection with, and the Issuer shall be entitled to provide separate notices with respect to, any separate and distinct Market Disruption Event(s). In addition, for the avoidance of doubt, the Issuer shall not be prohibited during any suspension of the requirements to use Commercially Reasonable Efforts during a Market Disruption Event from issuing any Qualifying Securities.

For the avoidance of doubt, subject to Section 7.01 of the Senior Indenture, the Trustee shall have no responsibility to make any determinations or calculations under the Senior Indenture or this Supplemental Indenture; nor shall it be charged with monitoring or knowledge of (a) the Replacement Capital Obligation or any terms thereof, which shall be the Issuer’s responsibility, (b) the occurrence or continuation of any Replacement Capital Obligation Default, which shall be made by the Holders of the Notes, (c) whether Commercially Reasonable Efforts have been made, (d) whether the conditions to redemption and repayment have been satisfied, (e) whether the BMA Redemption requirements have been satisfied, (f) whether a Market Disruption Event has occurred, (g) whether the Final Maturity Date has occurred or (h) whether an ECR Condition has been met.

ARTICLE V

Remedies of the Trustee and Securityholders on Event of Default

SECTION 5.01. Event of Default Defined; Acceleration of Maturity; Waiver of Default. Solely with respect to the Notes, Section 5.01(1)(a) through (g) shall supersede and replace Section 6.01(1)(a) through (g) below of the Senior Indenture in its entirety as follows:

“(1) Whenever used herein with respect to the Notes, “Event of Default” means any one or more of the following events that has occurred and is continuing, unless such event is specifically deleted or modified in accordance with Section 2.01 of the Indenture:

a)	the Issuer defaults in the payment of any installment of interest upon any of the Notes, as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

b)	the Issuer defaults in the payment of the principal of, or premium, if any, on any of the Notes as and when the same shall become due and payable; provided, however, that a valid extension of the maturity of the Notes to satisfy the BMA Redemption Requirements, in accordance with the terms of this Supplemental Indenture shall not constitute a default in the payment of principal or premium, if any;

c)	the Issuer fails to observe or perform any other of its covenants or agreements with respect to that series contained in this Indenture or otherwise established with respect to the Notes pursuant to Section 2.01 of the Senior Indenture (other than a covenant or agreement that has been expressly included in this Indenture solely for the benefit of one or more series of Securities other than such series) for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied and to the effect that such notice is a “Notice of Default” hereunder, shall have been given to the Issuer by the Trustee, by registered or certified United States mail, or to the Issuer and the Trustee by the holders of at least 25% in principal amount of the Notes of that series at the time Outstanding; provided, however, notwithstanding the foregoing, a Replacement Capital Obligation Default, including, without limitation, the Issuer’s failure to use Commercially Reasonable Efforts or to otherwise satisfy the Replacement Capital Obligation or any covenant contained in such section shall in no case be a default or an “Event of Default” and shall not allow any acceleration or any other remedy with respect to the Notes; provided further that the only remedy for a breach of such covenant shall be an action for specific performance with respect to such covenant to use Commercially Reasonable Efforts with respect to the Replacement Capital Obligation; or

d)	an event of default, as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for money borrowed of the Issuer (other than a default under this Indenture with respect to Notes of any series or a default with respect to any non-recourse Indebtedness), whether such Indebtedness now exists or shall hereafter be created, shall happen and shall result in a principal amount in excess of $100,000,000 of Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 30 days after there has been given, by registered or certified United States mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series a written notice specifying such event of default and requiring the Issuer to cause such acceleration to be rescinded or annulled or to cause such Indebtedness to be discharged and to the effect that such notice is a “Notice of Default” hereunder;

e)	the entry by a court of competent jurisdiction of:

i.	a decree or order for relief in respect of the Issuer in an involuntary proceeding under any applicable Bankruptcy Law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

ii.	a decree or order adjudging the Issuer to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Issuer and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

iii.	a final and non-appealable order appointing a Custodian of the Issuer or of any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer;

f)	the Issuer pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding; (iii) files a petition or answer or consent seeking reorganization or relief or consents to such filing or to the appointment of or taking possession by a Custodian of it or for all or substantially all of its property, and such Custodian is not discharged within 60 days; (iv) makes a general assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts generally as they become due; or

g)	any other Event of Default provided for pursuant to Section 2.01 of the Senior Indenture with respect to Notes.

SECTION 5.02. Events of Default. The provisions of Sections 6.01(3) through (5) of the Senior Indenture will not apply to the Notes.

SECTION 5.03. Waiver of Replacement Capital Obligation Default. At any time after a Replacement Capital Obligation Default has occurred and is continuing, the Holders of a majority in aggregate principal amount of the Notes may, on behalf of the Holders of all Notes, waive any such Replacement Capital Obligation Default and its consequences with respect to the Notes.

ARTICLE VI

Miscellaneous

SECTION 6.01. Ratification of Indenture. The Senior Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Senior Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes.

SECTION 6.02. Trustee Not Responsible for Recitals, Disposition of Notes or Application of Proceeds Thereof. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of any of the Notes or of the proceeds thereof, or for the use or application of any moneys paid over by the Trustee in accordance with any provision of this Supplemental Indenture or established pursuant to Section 2.01 of the Senior Indenture, or for the use or application of any moneys received by any Paying Agent other than the Trustee.

SECTION 6.03. New York Law to Govern; Waiver of Jury Trial.

(a) This Supplemental Indenture and each Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

(b) EACH OF THE ISSUER, THE TRUSTEE AND THE HOLDERS BY THEIR ACCEPTANCE OF ANY NOTE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 6.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Issuer and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

SECTION 6.05. Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture or in the Securities of any series shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of such Securities, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

SIRIUSPOINT LTD.
By:	/s/ Stephen Yendall
Name: Stephen Yendall
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE BANK OF NEW YORK MELLON, AS TRUSTEE
By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF SECURITY]

THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY (I) DTC TO A NOMINEE OF DTC OR (II) A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR (III) DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

SIRIUSPOINT LTD.
7.000% Senior Notes due 2029

No. __________ $_____________	CUSIP No. 82969B AA0 ISIN No. US82969BAA08

SiriusPoint Ltd, an exempted company incorporated under the laws of Bermuda (herein called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [$ (_________) dollars] / [insert if global Security: the principal amount set forth on the Schedule of Exchanges of Interests in the Global Security attached hereto, which principal amount may from time to time be reduced or increased, as appropriate, in accordance with the Indenture and as reflected in the Schedule of Exchanges of Interests in the Global Security attached hereto, to reflect exchanges or redemptions of the Securities represented hereby], on the Final Maturity Date (as defined in the Indenture referenced on the reverse hereof), and to pay interest thereon from April 5, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on October 5 and April 5 in each year, commencing October 5, 2024, at the rate of 7.000% per annum, until the principal hereof is paid or made available for payment. The interest so payable on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the record date for such interest, which shall be the October 1 or April 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Issuer maintained for that purpose or otherwise in accordance with the terms of the Indenture referred to on the reverse hereof in Dollars.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:	SIRIUSPOINT LTD.
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within mentioned Indenture.

Dated:	THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under the indenture, dated as of April 5, 2024 (herein called the “Senior Indenture”), between the Issuer and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated as of April 5, 2024 (herein called the “Supplemental Indenture,” and together with the Senior Indenture, herein called the “Indenture”), between the Issuer and the Trustee and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $_________.

The Securities of this series shall be redeemable at the option of the Issuer in accordance with Section 2.04 and Section 2.08 of the Supplemental Indenture.

The Issuer shall be obligated to pay Additional Amounts in respect of the Securities of this series in accordance with Section 2.09 of the Supplemental Indenture.

The Securities of this series will represent the Issuer’s unsecured senior obligations and will rank equally with all of the Issuer’s other existing and future unsecured and senior indebtedness. The Securities of this series will rank senior in right of payment with all of the Issuer’s existing and future subordinated indebtedness. The Securities of this series will be contractually or structurally subordinated in right of payment to any existing and future obligations of the Issuer’s subsidiaries, including amounts owed to holders of reinsurance and insurance policies issued by the Issuer’s reinsurance and insurance company subsidiaries.

The Indenture contains provisions for discharge and defeasance at any time of the entire indebtedness of this Security or certain covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of this series under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series, on behalf of the Holders of all Securities of this series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Further, at any time after a Replacement Capital Obligation Default has occurred and is continuing, the Holders of a majority in aggregate principal amount of the Notes may, on behalf of the Holders of all Notes, waive any such Replacement Capital Obligation Default and its consequences with respect to the Notes. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The transfer of this Security may be registered and this Security may be exchanged as provided in the Indenture, subject to certain limitations therein set forth.

The Securities of this series are issuable only in registered form in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint as agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:	(Sign exactly as your name appears on the other side of this Security)
Your Name:
Date:
Signature
Guarantee:	*

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The initial Outstanding principal amount of this global Security is $_________.

The following exchanges of an interest in this global Security for an interest in another global Security or for a Security in definitive form, exchanges of an interest in another global Security or a Security in definitive form for an interest in this global Security, or exchanges or purchases of a part of this global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this global Security	Amount of increase in Principal Amount of this global Security	Principal Amount of this global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian